Exhibit 10.3

AMENDMENT TO
EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is entered into as of May 19, 2026, by and between Envirotech Vehicles, Inc., a Delaware corporation (the “Company”), and Phillip Oldridge. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement (as defined below).

RECITALS

A.         WHEREAS, the Company and the Executive are parties to that certain Employment Agreement executed on December 31, 2021 (the “Employment Agreement”); and

B.         WHEREAS, the parties desire to amend certain provisions of the Employment Agreement, as more particularly set forth herein.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

1.    Section 2(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“Base Salary. Executive shall be paid a base salary (“Base Salary”) at the annual rate of Five Hundred Thousand Dollars ($500,000), payable in semi-monthly installments consistent with Company’s payroll practices, starting May 2026. The annual Base Salary shall be reviewed on or before December 31 of each year, unless Executive’s services with the Company shall have been terminated earlier pursuant to this Agreement. By December 31 of each year, the Board of Directors of the Company shall determine if such Base Salary should be increased for the following year in recognition of services to the Company. Executive shall receive a car allowance of $2,000 per month, payable within 30 days following each month, for a guaranteed term of 36 months starting May 2026, regardless of any termination of this Agreement, except in the event of a material breach of this Agreement by Executive. In recognition of Executive’s accomplishments on behalf of the Company, the Company shall pay Executive a total of $125,000 in calendar year 2026. The Company will use its best efforts to make the payment for calendar year 2026 in equal monthly installments (and in any event in 2026). The payment shall not be contingent upon Executive’s continued service with the Company through the payment date and shall continue upon any termination of this Agreement.

2.    A new Section 2(d) is hereby added to the Employment Agreement as follows:

“Bonus Grant. Executive, or, in Executive’s discretion, Executive’s designated entity or assignee, will receive a grant of 1,500,000 shares of the Company’s common stock (the “Bonus Grant”) upon a Change in Control (as defined in the Company’s 2017 Equity Incentive Plan or any successor plan, including any successor plan adopted in connection with such Change in Control (the “Equity Plan”))1, subject to Executive’s continuous service through the relevant date of grant. The Bonus Grant will vest in full upon grant. With respect to the Bonus Grant, any tax withholding, if applicable, shall be covered by a Company-arranged broker-assisted sell-to-cover transaction with respect to a number of the covered shares of common stock equal in fair market value to such tax withholding, subject to any limitations imposed by applicable law. Subject to any limitations imposed by applicable law, Executive will be permitted to sell a number of the covered shares on the open market to cover any other taxes triggered in connection with the Bonus Grant or the shares covered thereby. The Bonus Grant will be governed by, and subject to, the terms and conditions of an award agreement (including the terms of this Section 2(d)) to be entered into between the Company and the Executive at the time of grant. The Company and Executive will reasonably cooperate to structure the timing and form of any equity compensation (including the Bonus Grant) in a tax-efficient manner consistent with applicable tax laws, securities laws, and the Equity Plan, including in order to assist Executive to address any tax obligations triggered in connection with the Bonus Grant. Notwithstanding anything herein to the contrary, the grant of the Bonus Grant shall be subject to, and conditioned upon, the approval by the Company’s shareholders of a sufficient number of shares available for issuance under the Equity Plan, in accordance with applicable laws and the rules of the stock exchange on which the Company’s shares are listed, prior to or in connection with the Change in Control giving rise to such grant. Notwithstanding the foregoing, the Company shall have the right, in its sole discretion, to pay the Bonus Grant in cash in lieu of shares of the Company’s common stock, in an amount equal to the product of (i) the number of shares subject to the Bonus Grant and (ii) the closing price of a share of the Company’s common stock on the date of grant, and Executive hereby consents to such cash settlement.”

3.    Section 3(b) of the of the Employment Agreement is hereby amended and restated as follows:

“Benefit Plans. Executive shall be entitled to participate in the Company’s benefit plans offered by the Company to its employees during the term of this Agreement. Nothing in this Agreement shall preclude the Company from terminating or amending any employee benefit plan or program from time to time. Notwithstanding the foregoing, beginning in June 2026, Executive will be provided comprehensive health benefits for Executive and Executive’s dependents, including major medical insurance, dental and life insurance, and short-term and long-term disability. If, for a calendar month, the Company does not provide such health benefits to Executive, the Company will pay Executive a cash payment that, on an after-tax basis, is sufficient for Executive to purchase such benefits for Executive and Executive’s dependents, which payment may be used by Executive for any reason.”

1 Notwithstanding the definition of Change in Control included in the Equity Plan, the Closing (as defined in the Agreement and Plan of Merger, entered into on or about May 19, 2026 by and among (i) Azio AI Corporation, a Delaware corporation; (ii) Envirotech Vehicles, Inc., a Delaware corporation; and (iii) EV-AZ Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary Envirotech Vehicles, Inc., shall constitute a Change in Control for purposes of this Agreement.

4.    Section 5(b) of the Employment Agreement is hereby amended and restated as follows:

“Without Cause. The Company may terminate Executive’s services at any time without Cause by giving sixty (60) days’ notice. For the avoidance of doubt, a requirement by the Company that Executive resign his service hereunder in connection with the Closing shall constitute a termination of Executive’s services hereunder by the Company without Cause.”

5.    Section 5(d) of the Employment Agreement is hereby amended and restated as follows:

“Resignation. Executive may terminate this Agreement on a date set forth in a written notice of Executive’s resignation (other than for Good Reason) delivered to the Company by Executive (which date shall be no less than sixty (60) days after the Company’s receipt of such written notice, unless waived by the Company in writing).”

6.    Section 5(e)(iii) of the Employment Agreement is hereby amended and restated as follows:

“a lump-sum payment equal to one year’s Base Salary in effect on the date of termination, plus an amount equal to twenty-four (24) months of Executive’s Base Salary in effect on the date of termination, which shall be payable by the Company in equal installments over a twenty-four (24)-month period commencing on the date of termination in accordance with the Company’s normal payroll practices (as in effect from time to time);”

7.    Section 5(e)(iv) of the Employment Agreement is hereby amended and restated as follows:

“Reserved.”

8.    A new Section 12(n) is added as follows:

“It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”) and this Agreement shall be interpreted accordingly. Any payment or benefit under this Agreement that constitutes nonqualified deferred compensation subject to Section 409A and that is payable on account of the Service Provider’s separation from service shall be delayed to the extent (and only to the extent) required to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code, and any amount so delayed shall be paid in a single lump sum on the first business day following the six-month anniversary of such separation from service. Each installment payment under this Agreement shall be considered a separate payment for purposes of Section 409A.”

9.

Amendment and Ratification. Except as specifically amended hereby, all terms, conditions, covenants, representations, and warranties contained in the Employment Agreement shall remain in full force and effect and shall be binding upon the parties.

10.

Entire Agreement; Consulting Services. The Employment Agreement, as amended hereby, together with the documents incorporated therein, constitute the entire agreement (and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings) between the parties with respect to the subject matter thereof and hereof. For all purposes of the Employment Agreement, including, without limitation, the determination of any severance or other termination-related payments and benefits, references to Executive’s “employment,” “termination of employment,” or similar terms shall be deemed to apply with equal force to Executive’s engagement and termination of services as a consultant. By way of example and without limitation, a termination of Executive’s consulting services with the Company without Cause or by Executive for Good Reason shall trigger the same payments and benefits as would a termination of Executive’s employment without Cause or for Good Reason. In no event shall Executive’s previous transition from employee to consultant status, or the characterization of his services as consulting rather than employment, be construed by the Company as a basis to deny, reduce, or delay any severance or other benefits otherwise payable hereunder.

11.

Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

12.	Facsimile or .pdf Signature. This Amendment may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above.

ENVIROTECH VEHICLES, INC.,

By:	/s/ Jason Maddox
Name: Jason Maddox
Title: President and Interim Chief Financial Officer

EXECUTIVE

/s/ Phillip Oldridge
Phillip Oldridge

[SIGNATURE PAGE TO AMENDMENT TO EMPLOYMENT AGREEMENT]